Exhibit 99.5

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On November 16, 2015, IDI, Fluent Acquisition I, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), Fluent Acquisition II, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company (“Merger Co.”), Fluent, Inc., a Delaware corporation (“Fluent”), Fluent’s existing stockholders (“Sellers”) and Ryan Schulke, solely in his capacity as representative of Sellers, entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which (i) Merger Sub will merge with and into Fluent, with Fluent continuing as the surviving company (the “Initial Merger”) and then, immediately following consummation of the Initial Merger, (ii) the Company will cause Fluent to merge with and into Merger Co., with Merger Co. continuing as the surviving company under the name “Fluent, LLC” (individually, the “Subsequent Merger” and collectively with the Initial Merger, the “Merger” or the “Acquisition”). Subject to the satisfaction of the closing conditions, the Merger is expected to close in the fourth quarter of 2015. A description of the Merger Agreement is set forth in the Company’s Form 8-K filed with the Securities and Exchange Commission on November 19, 2015, which is incorporated herein by reference.

Pursuant to the Merger Agreement, at signing, the Company was required to pay, and paid to Fluent, a non-refundable deposit in the amount of $10.0 million cash (the “Deposit”). On December 8, 2015, when the Merger became effective, (the “Effective Time”), Sellers received (i) 300,000 shares of the Company’s Series B Non-Voting Convertible Preferred Stock, par value $0.0001 (the “Series B Preferred”), convertible into 15,000,850 shares of the Company’s common stock, par value $0.0005 (the “Common Stock,” and such shares of Common Stock, the “Conversion Shares”) and (ii) $100.0 million in cash, less the Deposit. The number of shares of Series B Preferred and number of Conversion Shares are subject to increase to the extent that the closing price of Common Stock on the trading day immediately prior to the Effective Time is less than $6.67 per share. Also, the cash payable to Sellers at the Effective Time is subject to adjustment for working capital and reduction for indemnification obligations (capped at $2.0 million). In addition, at the Effective Time, the Company will pay from the cash portion of the purchase price otherwise payable to Sellers, any outstanding Fluent indebtedness, the expenses of Sellers’ representative, certain amounts to holders of vested and unvested stock appreciation rights and any change of control payments due to certain Fluent employees and consultants.

On November 16, 2015, the Company raised approximately $10.0 million in gross proceeds from the sale of 29,985 shares of the Company’s Series B Preferred and warrants to purchase up to 749,625 shares of the Common Stock (each, a “Warrant,” and collectively, the “Warrants”) pursuant to securities purchase agreements (each, a “Securities Purchase Agreement,” and collectively, the “Securities Purchase Agreements”). Each Warrant is exercisable in whole in part at any time from the date that is the twenty first (21st) day following the mailing of an information statement to the Company’s stockholders disclosing the Company’s stockholder approval of the issuance of the Conversion Shares until November 16, 2025. Approximately $7.0 million of such gross proceeds was raised pursuant to a Securities Purchase Agreement between the Company and Frost Gamma Investments Trust (“Frost Gamma”), an affiliate of Phillip Frost, M.D., a greater than 10% owner of the Company, pursuant to which Frost Gamma received (i) 20,990 shares of Series B Preferred and (ii) a Warrant to purchase up to 524,750 shares of Common Stock, with an exercise price of $6.67 per share of Common Stock. The additional $3.0 million of such proceeds was raised pursuant to Securities Purchase Agreements between the Company and other participants in the private placement on the same terms provided to Frost Gamma. In aggregate, such other participants received (i) 8,995 shares of Series B Preferred and (ii) Warrants to purchase up to 224,875 shares of Common Stock.

Also, on November 16, 2015, the Company entered into a Stock Purchase Agreement for the sale of 119,940 shares of Series B Preferred to Frost Gamma in exchange for approximately $40.0 million.

On December 8, 2015, the Company entered into a term loan credit agreement (“Term Loan”) with Whitehorse Finance, Inc. (“Agent”) for $45 million. The Term Loan is for a term of five (5) years, and included quarterly principal amortization of 5% per annum. The Term Loan bears interest at a rate of LIBOR (with a floor of 0.5%) plus 10.5% per annum, payable in cash, plus an additional 1% of Paid In Kind interest (“PIK”). Interest under the Term Loan is payable monthly, including monthly compounding of paid-in-kind interest. The Term Loan provides for customary prepayment premiums, and financial and reporting covenants.

In connection with the Term Loan, the Company also issued to Agent and its affiliates (collectively, the “Whitehorse Warrants”) warrants to purchase, in aggregate, two hundred thousand (200,000) shares of common stock. The Whitehorse Warrants are exercisable at any time (i) following the date of approval for listing of the Common Stock issuable upon exercise of the Whitehorse Warrants on the NYSE MKT and (ii) prior to the ten (10) year anniversary of the date of issuance of the Whitehorse Warrants (the “Exercise Period”), at a price per share equal to the lower of (1) the per share price at which shares of Common Stock are sold in a public equity offering, provided such public equity offers occurs before the commencement of the Exercise Period, if any, and (2) $8.00.

On December 8, 2015, the Company entered into promissory bridge notes with Frost Gamma for $5 million, Michael Brauser, Executive Chairmen, for $4 million, and another investor for $1 million. The promissory notes bear Paid In Kind (“PIK”) interest at a rate of 10% per annum, and the unpaid principal and interest balance shall be repaid in full on the date that is six (6) months after the repayment, in full, of the acquisition debt, subject to prepayment from proceeds of any public financing transaction. The issuers of the promissory notes also received 1,000 shares total of Series B Preferred Shares.

The following Unaudited Pro Forma Condensed Combined Financial Statements are based on the historical financial statements of IDI and Fluent after giving effect to (i) the Company’s pending acquisition of Fluent as of November 16, 2015, as well as (ii) the issuance of stock under the terms of the Offering and the assumptions, reclassifications and adjustments described in the accompanying notes to the Unaudited Pro Forma Condensed Combined Financial Statements. The unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2015 gives effect to the Merger of IDI and Fluent as if the Merger had occurred on that date. The unaudited Pro Forma Condensed Combined Statement of Operations for the nine months ended September 30, 2015 and for the period from September 22, 2014 (inception) until December 31, 2014 give effect to the Merger of IDI and Fluent as if the Merger had occurred on January 1, 2014. The Unaudited Pro Forma Condensed Combined Financial Statements should be read in conjunction with IDI’s historical consolidated financial statements as of and for the nine months ended September 30, 2015 which were filed on Form 10-Q on November 16, 2015 and for the period from September 22, 2014 (inception) to December 31, 2014 and the accompanying notes thereto, as filed as an exhibit to Form 8-K/A, as filed with the SEC on June 5, 2015; (ii) Fluent’s historical financial statements as of and for the nine months ended September 30, 2015 and for the year ended December 31, 2014 and the accompanying notes thereto attached to this filing (Exhibit 99.3); and (iii) the accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements.

IDI will account for the Acquisition as a purchase of Fluent, using the acquisition method of accounting in accordance with accounting principles generally accepted in the United States, or GAAP. Upon completion of the Acquisition, Fluent stockholders will received $100 million dollars and 300,017 Series B Preferred shares of IDI representing in aggregate approximately 21.8% of the outstanding capital shares of the combined company on a fully diluted basis. For the purposes of determining the acquirer for accounting purposes, IDI considered the following factors: (i) the relative voting rights of the parties - immediately following the Merger, Fluent shareholders received 300,017 Series B Preferred shares, which is fewer than the number of outstanding voting shares held by IDI shareholders prior to the Merger; (ii) the composition of the board of directors of the combined entity - the number of directors constituting the board of directors of the combined company will be increased to nine directors and the six of current seven members, including the Chairman of the Board, will remain the same; and (iii) the composition of senior management of the combined entity after the Merger (the senior management of IDI will remain the same). Based on the weighting of these factors, IDI has concluded that it is the accounting acquirer.

Under the acquisition method of accounting, as of the Effective Time, the assets acquired, including the identifiable intangible assets, and liabilities assumed from Fluent will be recorded at their respective fair values and added to those of IDI. Any excess of the purchase price for the Merger over the net fair value of Fluent’s identified assets acquired and liabilities assumed will be recorded as goodwill and any transaction costs and restructuring expenses associated with the Merger will be expensed as incurred. The results of operations of Fluent will be combined with the results of operations of IDI beginning at the Effective Time. The consolidated financial statements of IDI will not be restated retroactively to reflect the historical financial position or results of operations of Fluent. Following the Merger, and subject to the finalization of the purchase price allocation, the earnings of IDI will reflect the effect of any purchase accounting adjustments, including any increased depreciation and amortization associated with fair value adjustments to the assets acquired and liabilities assumed.

The unaudited pro forma financial data are based on the historical financial statements of IDI and Fluent, and on publicly available information and certain assumptions that IDI believes are reasonable, which are described in the notes to the Unaudited Pro Forma Condensed Combined Financial Statements included in this proxy statement. IDI has not performed a detailed valuation analysis necessary to determine the fair market values of Fluent’s assets to be acquired and liabilities to be assumed. For the purpose of the Unaudited Pro Forma

Condensed Combined Financial Statements, preliminary allocations of estimated acquisition consideration have been based on the payment of $100 million dollars and the issuance of 300,017 shares of IDI’s Series B Preferred stock for 100% of the aggregate shares of Fluent. The preliminary acquisition consideration has been allocated to certain assets and liabilities using management assumptions as further described in the accompanying notes. After the closing of the Merger, IDI will complete their valuations of the fair value of the assets acquired and the liabilities assumed and determine the useful lives of the assets acquired.

The Unaudited Pro Forma Condensed Combined Financial Statements are provided for informational purpose. The pro forma information provided is not necessarily indicative of what the combined company’s financial position and results of operations would have actually been had the Merger been completed on the dates used to prepare these pro forma financial statements. The adjustments to fair value and the other estimates reflected in the accompanying Unaudited Pro Forma Condensed Combined Financial Statements may be materially different from those reflected in the combined company’s consolidated financial statements subsequent to the Acquisition. In addition, the Unaudited Pro Forma Condensed Combined Financial Statements do not purport to project the future financial position or results of operations of the merged companies. Reclassifications and adjustments may be required if changes to IDI’s financial presentation are needed to conform IDI’s and Fluent’s accounting policies.

These Unaudited Pro Forma Condensed Combined Financial Statements do not give effect to any anticipated synergies, operating efficiencies or cost savings that may be associated with the transaction. These financial statements also do not include any integration costs the companies may incur related to the Merger as part of combining the operations of the companies. The Unaudited Pro Forma Condensed Combined Statement of Operations do not include an estimate for transaction costs of approximately $5.0 million.

IDI, Inc. and Subsidiaries

Pro Forma Condensed Combined Balance Sheet

As of September 30, 2015

(unaudited)

(in thousands, except share and per share data)

	IDI, Inc. As reported	Fluent, Inc. As reported	Pro Forma Adjustments		Pro Forma Combined
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$9,078	$7,422	$45,000	(c)	$9,078
			10,000	(i)
			50,000	(b)
			(107,422)	(g)
			(5,000)	(h)
Accounts receivable, net	610	21,133	—		21,743
Prepaid expenses and other current assets	1,193	1,717	—		2,910

Total current assets	10,881	30,272	(7,422)		33,731
NON-CURRENT ASSETS
Property and equipment, net	834	574	—		1,408
Intangible assets, net	3,077	—	127,000	(g)	130,077
Goodwill	5,227	—	136,287	(g)	141,514
Other assets	38	271	—		309

Total non-current assets	9,176	845	263,287		273,308
Total assets	$20,057	$31,117	$255,865		$307,039

LIABILITIES & SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	1,741	2,912	—		4,653
Accounts payable — related parties	20	—	—		20
Other current liabilities	—	7,558	—		7,558
Promissory bridge notes	—	—	10,000	(i)	10,000
Term loan, current	—	—	2,250	(c)	2,250
Deferred revenue	150	208	—		358
Income tax payable	—	932	—		932

Total current liabilities	1,911	11,610	12,250		25,771

NON-CURRENT LIABILITIES
Term loan, non-current	—	—	42,750	(c)	42,750
Non-current Liabilities	—	152	—		152
Deferred Tax Liability	—	210	48,260	(f)	48,470

Total liabilities	1,911	11,972	103,260		117,143

SHAREHOLDERS’ EQUITY
Preferred Shares — convertible - $0.0001 par value 10,000,000 shared authorized	—	—	—	(a)	—
			—	(b)
Common Shares - $0.0005 par value 200,000,000 shares authorized	8	—	—		8
Additional paid-in capital	70,644	908	126,750	(a)	247,394
	—	—	50,000	(b)	—
	—	—	(908)	(d)	—
Accumulated earnings / (deficit)	(52,506)	18,237	(18,237)	(d)	(57,506)
	—	—	(5,000)	(h)	—

Total shareholders’ equity	18,146	19,145	152,605		189,896

Total liabilities and shareholders’ equity	$20,057	$31,117	$255,865		$307,039

IDI, Inc. and Subsidiaries

Pro Forma Condensed Combined Statement of Operations

For the nine months ended September 30, 2015

(unaudited)

(in thousands, except share and per share data)

	IDI, Inc. As reported	Fluent, Inc. As reported	Pro Forma Adjustments		Pro Forma Combined
Net revenues	$3,254	$103,038	$—		$106,292
Cost of revenues	1,744	75,201	—		76,945

Gross profit	1,510	27,837	—		29,347
Operating expenses
Sales and marketing expenses	1,529	5,424	—		6,953
General and administrative expenses	9,783	12,484	15,161	(e)	45,604
			8,176	(e)

Profit / (loss) from operations	(9,802)	9,929	(23,337)		(23,210)
Other income / (expense)
Interest expense, net	(3)	(5)	(3,451)	(e)	(3,459)

Total other income / (expense)	(3)	(5)	(3,451)		(3,459)
Profit / (loss) before income taxes	(9,805)	9,924	(26,788)		(26,699)
Income taxes (benefit) / expense	141	1,086	(11,362)	(f)	(10,135)

Net Income (Loss) from Continuing Operations	$(9,946)	$8,838	$(15,426)		$(16,534)

Loss per share:
Basic and diluted	$(0.82)	—	—		$(0.48)

Weighted average number of shares outstanding:
Basic and diluted	12,167,469	—	22,497,250	(a) (b)	34,664,719

IDI, Inc. and Subsidiaries

Pro Forma Condensed Combined Statement of Operations

For the year ended December 31, 2014

(unaudited)

(in thousands, except share and per share data)

	IDI, Inc. As reported (1)	Fluent, Inc. As reported	Pro Forma Adjustments		Pro Forma Combined
Net revenues	$817	$67,965	$—		$68,782
Cost of revenues	340	49,152	—		49,492

Gross profit / (loss)	477	18,813	—		19,290
Operating expenses	—	—	—		—
Sales and marketing expenses	76	4,422	—		4,498
General and administrative expenses	1,178	12,474	20,214	(e)	44,768
	—	—	10,902	(e)	—

Profit / (loss) from operations	(777)	1,917	(31,116)		(29,976)
Other income / (expense)	—	—	—		—
Interest expense, net	—	3	(4,721)	(e)	(4,718)
Other expense, net	—	(34)	—		(34)

Total other income / (expense)	—	(31)	(4,721)		(4,752)
Profit / (loss) before income taxes	(777)	1,886	(35,837)		(34,728)
Income taxes (benefit) / provision	(223)	191	(13,165)	(f)	(13,197)

Net Income (Loss)	$(554)	$1,695	$(22,672)		$(21,531)

Loss per share:
Basic and diluted	$(0.08)	—	—		$(0.74)

Weighted average number of shares outstanding:
Basic and diluted	6,597,155	—	22,497,250	(a) (b)	29,094,405

(1)	As IDI Holdings, LLC, the accounting acquirer of the merger consummated with IDI, Inc. (formerly known as Tiger Media, Inc.) effective as of March 21, 2015, was incorporated on September 22, 2014, the figures for 2014 presented represent the period from September 22, 2014 (inception) to December 31, 2014.

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Basis of Presentation

The preceding Unaudited Pro Forma Condensed Combined Financial Statements have been prepared by IDI based on the historical financial statements of IDI and Fluent, to illustrate the effects of the proposed Acquisition. On November 16, 2015, IDI and Fluent entered into an Acquisition Agreement. The Unaudited Pro Forma Condensed Combined Financial Statements should be read in conjunction with (i) IDI’s historical consolidated financial statements as of and for the nine months ended September 30, 2015 which were filed on Form 10-Q on November 16, 2015 and for the period from September 22, 2014 (inception) to December 31, 2014 and accompanying notes thereto, as filed as an exhibit to the Form 8-K/A, as filed with the SEC on June 5, 2015; and (ii) Fluent’s historical financial statements as of and for the nine months ended September 30, 2015 and for the year ended December 31, 2014 and accompanying notes thereto attached to this filing (Exhibit 99.3). The effective date of the Acquisition between IDI and Fluent is assumed to be September 30, 2015 for purposes of preparing the Unaudited Pro Forma Condensed Combined Balance Sheet and January 1, 2014 for purposes of preparing the Unaudited Pro Forma Condensed Combined Statement of Operations for the nine months ended September 30, 2015 and for the period from September 22, 2014 (inception) to December 31, 2014. The unaudited pro forma financial data is based on the historical financial statements of IDI and Fluent, and on publicly available information and certain assumptions that IDI believes are reasonable, which are described in the notes to the Unaudited Pro Forma Condensed Combined Financial Statements included in this Proxy Statement.

2.	Summary of Business Operations and Significant Accounting Policies

The Unaudited Pro Forma Condensed Combined Financial Statements have been prepared in a manner consistent with the accounting policies adopted by IDI. The accounting policies followed for financial reporting on a pro forma basis are the same as those disclosed in the Notes to Consolidated Financial Statements filed as an exhibit to IDI’s Form 8-K/A, as filed with the SEC on June 5, 2015. The Unaudited Pro Forma Condensed Combined Financial Statements do not assume any differences in accounting policies among IDI and Fluent. Upon consummation of the Acquisition, IDI will review the accounting policies of Fluent to ensure conformity of such accounting policies to those of IDI and, as a result of that review, IDI may identify differences among the accounting policies of the two companies, that when conformed, could have a material impact on the combined financial statements. At this time, IDI is not aware of any difference that would have a material impact on the Unaudited Pro Forma Condensed Combined Financial Statements.

3.	Acquisition Consideration

On November 16, 2015, IDI and Fluent entered into a Merger Agreement and pursuant to which IDI will acquire Fluent by payment of cash and issuance of capital shares. IDI is identified as the acquiring company for US GAAP accounting purposes. Fluent stockholders received $100 million dollars, an aggregate of 300,000 Series-B non-voting convertible preferred shares, par value $0.0001, convertible into 15,000,000 shares of common stock, par value $0.0005, and an amount equal to the cash balance on the date of close. In addition to these, there are approximately 3,500,000 restricted stock units and/or incentive stock options to be issued to Fluent’s employees or non-employees for their further services.

Shares estimated to be issued
Common stock	—
Non-voting preferred stock	300,000

300,000

IDI will record the merger as a purchase of Fluent, using the acquisition method of accounting in accordance with GAAP. Under the acquisition method of accounting, as of effective time of the merger, the assets acquired, including the identifiable intangible assets, and liabilities assumed from Fluent will be recorded at their respective fair values. Any excess of the purchase price for the Merger over the net fair value of Fluent identified assets and liabilities assumed will be recorded as goodwill. The preliminary estimated acquisition consideration would be allocated as indicated in the table in Note 4 below.

IDI has not performed a detailed valuation analysis necessary to determine the fair market values of Fluent’s assets to be acquired and liabilities to be assumed. Accordingly, the pro forma financial statements include only a preliminary allocations of the purchase price for certain assets and liabilities based on assumptions and estimates. After the closing of the Merger, IDI will complete its valuations of the fair value of the assets acquired and the liabilities assumed and determine the useful lives of the assets acquired. The adjustments to fair value and the other estimates, including amortization expense, reflected in the accompanying Unaudited Pro Forma Condensed Combined Financial Statements may be materially different from those reflected in IDI’s consolidated financial statements subsequent to the merger.

4.	Preliminary Pro Forma and Acquisition Accounting Adjustments

(a)	Reflects the consideration paid at closing to Fluent’s shareholders in IDI’s common stock.

Convertible preferred shares issued to Sellers as purchase consideration	300,000
Conversion ratio	50:1
Equivalent common shares	15,000,000
Share price of common stock as of December 8, 2015	$8.45

Purchase Price amount paid in shares	$126,750,000

(b)	Reflects proceeds from preferred stock issuances and additional financing sources yet to be determined; proceeds used to fund acquisition of Fluent by IDI and for future working capital.

Convertible preferred shares issued	149,925
Conversion ratio	50:1
Equivalent common shares	7,496,250
Price per share paid	$6.67

Proceeds received from convertible preferred shares issued	$50,000,000

This information is presented for the purpose of providing pro forma financial information. The Company continues to pursue all available sources of financing.

(c)	Reflects proceeds from issuance of Term loan; proceeds used to fund acquisition of Fluent by IDI.

(d)	Reflects the elimination of Fluent’s historical equity capital.

(e)	Reflects the pro forma income statement effect of the acquisition as if it occurred on January 1, 2014.

	2014	2015
Amortization of acquired intangible assets	20,214	15,161
Stock-based compensation expense	10,902	8,176
Interest expense on acquisition debt	4,761	3,481

The amortization of the acquired intangible assets is calculated using estimated useful lives ranging from 2-7 years

In connection with the Acquisition, IDI will be issuing restricted stock awards to certain IDI and Fluent employees which will vest over 3-4 years. This pro forma adjustment reflects the amortization of these awards.

The interest expense reflects the term loan as noted in (c).

(f)	The acquisition of Fluent, Inc. results in the recognition of deferred tax liabilities of approximately $48,000 related to amortizable intangible assets. Because Fluent will be included in the Company’s consolidated tax return following the acquisition, the Company has determined that the deferred tax liabilities related to the acquisition provide sufficient taxable income to realize a portion of the Company’s deferred tax assets.

This pro forma adjustment reflects the income tax benefit related to the combined pro forma pretax income during the year ended December 31, 2014 and the nine months ended September 30, 2015, based on expected effective income tax rate of 38%.

(g)	The following table reflects the initial purchase price allocation of Fluent, which is preliminary and subject to change (amounts in 000’s):

Consideration paid to Sellers:
Issuance of Preferred Stock to Sellers	126,750
Proceeds from issuance of acquisition debt and promissory bridge notes paid to sellers	55,000
Cash paid to Sellers	52,422

Total purchase consideration	234,172

Net Tangible Assets Acquired:
Cash and cash equivalents	7,422
Receivables, net	21,133
Other current assets	1,717
Property and equipment	574
Intangible Assets:
Customer List	10,000
Trademarks and Tradenames	5,000
Domain names	10,000
Developed Technology	50,000
Databases	50,000
Non-Compete Agreements	2,000
Other assets	271
Accounts payable and expenses	(2,912)
Other liabilities	(8,642)
Deferred revenue	(208)
Deferred income tax liabilities	(48,470)

97,885
Goodwill	136,287

Total purchase consideration	234,172

(h)	Reflects estimated transaction costs.

(i)	Reflects proceeds from issuance of promissory bridge notes; proceeds used to fund acquisition of Fluent by IDI.